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MATTHEWS STUDIO EQUIPMENT GROUP

EXHIBIT (11.7)  FIRST AMENDMENT TO EMPLOYMENT AGREEMENT WITH EDWARD PHILLIPS



                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


     This First Amendment to Employment Agreement (this "Amendment") is made as of the 5th day of April, 1996, by and between MATTHEWS STUDIO EQUIPMENT GROUP, a corporation organized under the laws of the State of California ("Group"), MATTHEWS STUDIO EQUIPMENT, INC., a California corporation ("MSE" and together with Group, the "Company") and EDWARD PHILLIPS ("Executive"), to amend that certain Employment Agreement dated July 1, 1995 between the Company and Executive ("Agreement"). Capitalized terms used and not defined in this Amendment have the meaning given to them in the Agreement.

     WHEREAS, the Common Stock of Group is listed on the National Association of Securities Dealers, Inc. ("NASD") inter-dealer quotation system and is designated as a National Market System security;

     WHEREAS, the NASD has required that the stock options provided for Executive under Section III.E of the Agreement be contingent upon approval by the shareholders of Group;

     WHEREAS, the Company and Executive mutually desire to maintain the listing of Group's Common Stock with the NASD and the designation of same as a National Market System security, and are willing to enter into this Amendment to provide for such shareholder approval requirement;

     NOW THEREFORE, in consideration of the foregoing premises, the covenants and agreements set forth below and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and Executive mutually covenant and agree as follows:

I.   STOCK OPTIONS TO EXECUTIVE.
     --------------------------

     Section III.E of the Agreement is hereby amended and restated in full as follows:

          "E.  Stock Options:
               -------------

          Subject to shareholder approval as set forth below, for a period of ten (10) years from the execution of this Agreement, Executive shall have a nonqualified option to purchase up to 200,000 shares of the Common Stock of Group. Such option rights shall vest on the first anniversary hereof with respect to 66,667 shares, shall vest on the second anniversary hereof with respect to an additional 66,667 shares and shall vest on the third anniversary hereof with respect to an additional 66,666 shares. The exercise price for the shares subject to such option shall be $3.00. Any unexercised options shall terminate at the end of the ten (10) year period. Notwithstanding the foregoing, this option (and any stock option agreement entered into between Group and Executive

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     to evidence the option) are contingent upon, and are not effective unless there has been, approval (of the option) by the shareholders of Group at a meeting or via written consent, duly held and called or solicited, in accordance with applicable law. In the event that shareholder approval of the option has not been obtained prior to the first anniversary of the date of this Agreement, the option granted to Executive under this Section III.E shall be automatically reduced to a non-qualified option to purchase up to 12,500 shares of the Common Stock of Group, which shall vest on the first anniversary of the date of this Agreement, and shall otherwise be on the same terms as are set forth above for the option for 200,000 shares. Shareholder approval shall not be necessary to make the (reduced) option to purchase 12,500 shares of the Common Stock of Group effective. The option provided for in this Section III.E shall be in addition to any options which may from time to time in the future be authorized by the Board of Directors for issuance to Executive under employee stock option plans adopted by the Company."

II.  EFFECT OF AMENDMENT.
     -------------------

     Except as expressly modified by this Amendment, all of the terms and provisions of the Agreement remain in full force and effect, and this Amendment, once executed by all parties hereto, shall become a part of the Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officer to execute or have executed this Agreement as of the date first above written.

                              MATTHEWS STUDIO EQUIPMENT
                              GROUP


                              By:   /s/ Carlos D. De Mattos
                                    -----------------------
                                    President


                                    /s/ Gregory E. Moiseeff
                                    -----------------------
                                    Secretary



                              MATTHEWS STUDIO EQUIPMENT, INC.


                              By:   /s/ Carlos D. De Mattos
                                    -----------------------
                                    President


                                    /s/ Gregory E. Moiseeff
                                    -----------------------
                                    Secretary



                              /s/ Edward Phillips
                              -------------------
                              EDWARD PHILLIPS

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